Exhibit 5.1

October 8, 2010

SSI Investments II Limited

SSI Co-Issuer LLC

107 Northeastern Boulevard

Nashua, New Hampshire 03062

Re:	$310,000,000 aggregate principal amount of 11.125% Senior Notes due 2018 of SSI Investments II Limited and SSI Co-Issuer LLC

Ladies and Gentlemen:

We have acted as counsel to SSI Investments II Limited, a company organized under the laws of the Republic of Ireland (the “Issuer”), SSI Co-Issuer LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Issuer (the “Co-Issuer” and together with the Issuer collectively, the “Issuers”), SkillSoft Corporation, a Delaware corporation (the “Delaware Guarantor”), Books24x7.com, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”), and the other guarantors listed on Exhibit I hereto (such listed guarantors, the “Other Guarantors” and, together with the Delaware Guarantor and the Massachusetts Guarantor, collectively, the “Guarantors”) in connection with: (i) the proposed issuance by the Issuers in the exchange offer (the “Exchange Offer”) of up to $310,000,000 aggregate principal amount of their 11.125% Senior Notes due 2018 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuers’ outstanding 11.125% Senior Notes due 2018 (the “Outstanding Notes”), which have not been, and will not be, so registered; (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Guarantors; and (iii) the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 26, 2010, by and among the Issuers, the Guarantors named therein and Wilmington Trust FSB, as trustee, (as amended and supplemented, the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact relevant to our opinion, we have relied, without making independent verification, on information obtained from the Issuers or the Guarantors and certificates of public officials and officers of the Issuers and the Guarantors.

We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts, the corporate laws of the State of Delaware, the limited liability company laws of the State of Delaware and the federal laws of the United States of America. Authorization of the Exchange Notes by the Issuer and authorization of the Exchange Guarantees by the Guarantors organized under the laws of the Republic of Ireland is being opined upon for the Issuers and the Guarantors by William Fry Solicitors. Authorization of the Exchange Guarantee

SSI Investments II Limited SSI Co-Issuer LLC	October 8, 2010

by the Guarantor organized under the laws of Canada is being opined upon for the Issuers and the Guarantors by Cox & Palmer. Authorization of the Exchange Guarantee by the Guarantor organized under the laws of the Cayman Islands is being opined upon for the Issuers and the Guarantors by Maples and Calder. We have assumed for purposes of our opinions expressed herein that: (i) the Exchange Notes have been duly authorized by all requisite corporate action of the Issuer; and (ii) the Exchange Guarantees have been duly authorized by all requisite corporate or other action of each of the Guarantors other than the Delaware Guarantor and the Massachusetts Guarantor.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	When executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of a like aggregate principal amount of Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	The Exchange Notes have been duly authorized by all requisite limited liability company action of the Co-Issuer and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of a like aggregate principal amount of Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Co-Issuer, enforceable against the Co-Issuer in accordance with their terms.

3.	The Exchange Guarantee by the Delaware Guarantor has been duly authorized by all requisite corporate action of the Delaware Guarantor.

4.	The Exchange Guarantee by the Massachusetts Guarantor has been duly authorized by all requisite corporate action of the Massachusetts Guarantor.

5.	Upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute legal, valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to: (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally; or (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SSI Investments II Limited SSI Co-Issuer LLC	October 8, 2010

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

ROPES & GRAY LLP

Exhibit I

Other Guarantors

Name of Other Guarantor	Jurisdiction of Organization

SSI Investments III Limited	Republic of Ireland

SkillSoft Limited	Republic of Ireland

SkillSoft Ireland Limited	Republic of Ireland

CBT (Technology) Limited	Republic of Ireland

Stargazer Productions	Republic of Ireland

SkillSoft Canada, Ltd.	Canada

SkillSoft Finance Limited	Cayman Islands

SkillSoft U.K. Limited	England and Wales